As filed with the Securities and Exchange Commission on December 5, 2017
Registration No. 333-220046

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Pre-Effective Amendment No. 2
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
Hines Global Income Trust, Inc.
(Exact name of registrant as specified in governing instruments)
__________________________________

2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121	Sherri W. Schugart 2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121
(Address, including zip code, and telephone number, including, area code, of principal executive offices)	(Name and address, including zip code, and telephone number, including area code, of agent for service)
__________________________________
With copies to:
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
2101 L Street, NW
Washington, DC 20037
(202) 331-3100
_________________________________
Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	(Do not check if a smaller reporting company)
Smaller reporting company ☑		Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Primary offering Class T, Class S, Class D, and Class I Common Stock, par value $.001 per share	$2,000,000,000	$231,800
Distribution Reinvestment Plan, Class T, Class S, Class D, and Class I Common Stock, par value $.001 per share	$500,000,000	$57,950
Total, Class T, Class S, Class D, and Class I Common Stock, par value $.001 per share	$2,500,000,000	$289,750(2)(3)
(1)
Estimated for purposes of determining the registration fees pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Represents an indeterminate number of shares to be offered by the registrant at prices to be determined by the registrant from time to time, with an aggregate offering amount of $2,500,000,000. The registrant reserves the right to reallocate the shares of common stock being offered between the primary offering and the distribution reinvestment plan.

(2)
Pursuant to Rule 415(a)(6) of the Securities Act, the initial filing of this Registration Statement included $2,105,000,000 of unsold securities that were previously registered with respect to which the registrant paid filing fees of $287,122. The filing fees previously paid with respect to the shares carried forward to this Registration Statement reduced the filing fees due to $2,628, which was previously paid with the initial filing of this Registration Statement on August 18, 2017. Pursuant to Rule 415(a)(6) of the Securities Act, the registrant amended this Registration Statement on December 1, 2017 to reduce the amount of unsold securities that are being carried forward to this Registration Statement to $2,094,000,000, which resulted in a difference of $11,000,000 of shares that are no longer being carried forward to this Registration Statement. Accordingly, the registrant paid the additional filing fee due with respect to the $11,000,000 of shares in the amount of $1,369.50 with the filing of the amendment to this Registration Statement on December 1, 2017. See below for additional information concerning the prior Registration Statement.

(3)	Previously paid
Pursuant to Rule 415(a)(6) under the Securities Act, a portion of the securities registered pursuant to this Registration Statement are unsold securities previously registered for sale pursuant to the registrant’s Registration Statement on Form S-11 (File No. 333-191106) initially filed by the registrant on September 11, 2013 (the “Prior Registration Statement”). The Prior Registration Statement, as amended, registered securities with a maximum offering price of $2,500,000,000. Of the amount of securities registered pursuant to the Prior Registration Statement, $2,094,000,000 of securities remain unsold and the registrant is carrying forward a total of $2,094,000,000 of such unsold securities to this Registration Statement. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 (Registration No. 333-220046) is filed solely to update certain exhibits previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II, as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits
 (b)    Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
99.1	Consent of Cushman & Wakefield, Inc.
99.2	Consent of Altus Group U.S., Inc.
99.3	Consent of Jones Lang LaSalle

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on December 5, 2017.

HINES GLOBAL INCOME TRUST, INC.
By:	/s/SHERRI W. SCHUGART
Sherri W. Schugart
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chairman of the Board of Directors	December 5, 2017
Jeffrey C. Hines
/s/ Sherri W. Schugart	President and Chief Executive Officer (Principal Executive Officer)	December 5, 2017
Sherri W. Schugart
*	Chief Financial Officer and Secretary (Principal Financial Officer)	December 5, 2017
Ryan T. Sims
/s/ J. Shea Morgenroth	Chief Accounting Officer and Treasurer (Principal Accounting Officer)	December 5, 2017
J. Shea Morgenroth
*	Director	December 5, 2017
Charles M. Baughn
*	Director	December 5, 2017
Humberto Cabañas
*	Director	December 5, 2017
Dougal A. Cameron
*	Director	December 5, 2017
John O. Niemann, Jr.

*By: /s/ J. Shea Morgenroth
J. Shea Morgenroth as attorney-in-fact